Exhibit 99.1

FLORENCE, S.C., July 19 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, today announced 2nd quarter 2006 unaudited pre-tax income of $1.2 million, an increase of $579,338, or 100%, compared to $588,073 reported the second quarter of 2005.

Unaudited net income increased 92%, to $822,916, as compared to $429,403 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and non-interest income. Specifically, net interest income increased 26% to $4.4 million in the second quarter of 2006, while non- interest income increased by 60% to $1.3 million. Diluted earnings per share grew 77%, to $0.23, an increase of $0.10 from the $0.13 reported in the prior year period.

Net Income for the six months ended June 30, 2006 grew 71% to $1.4 million, or $0.39 per diluted share, compared to $815,002, or $0.24 per diluted share, for the second quarter of 2005. As was the case with the quarterly results, the higher profitability was driven primarily by higher net interest income, which increased 29%, and noninterest income, which increased 58%.

As of June 30, 2006, total assets were $433.1 million, an increase of $70.4 million or 19%, over the $362.8 million reported for June 30, 2005. Loans increased 15% to $349.0 million, funded primarily by growth in deposits. Deposits increased to $353.9 million, up 19% from $297 million reported the prior year period.

“These earnings give us the faith that our growth, while dramatic, is well balanced. I am equally as excited to report a record number of accounts were opened this quarter,” commented Rick Saunders, President & CEO. “Our Easy-To- Do-Business-With(TM) and There’s More to Banking Than Money(TM) banking initiatives and standards promise our customers a convenient and hassle-free banking experience. Much of our continued success in growth and profitability can be attributed to the increased focus on our retail strategy. Products and services offered under these initiatives include: Nationwide No Fee ATM network, Business Couriers and extended banking hours. Anyone who has visited our flagship branch after 7:00 pm on any given evening and witnessed the amount, and type, of activity, would not be surprised with this growth. This 8-8 The New Bankers’ Hours(TM) initiative has been so successful that we will introduce this in all locations in 2007.

“While we continue to grow households in our core services, we are more excited that our attrition rate has fallen to almost half of the national average. I believe that this is a direct result of our commitment of providing best-in-class customer service. This momentum, combined with forthcoming initiatives will continue to improve our customers’ experience. It is that experience which drives loyalty and leads to bottom line performance,” Saunders concluded.

Jeff Paolucci, Senior Vice President and Chief Financial Officer, commented, “Focusing on our vision to be ‘The largest and most profitable bank in South Carolina,’ our efforts continue to remain on expansion opportunities throughout the state. It is our standard and strategy to locate markets with the highest potential for growth and then place the best bankers in these locations. To achieve this goal, we have secured sites in Irmo, Lexington, and Charleston, where we anticipate building new branches that will offer our customers world class service through the latest in innovation and design. Our tremendous growth has also spurred the need for an additional operational facility in Florence, SC, scheduled to be completed by the end of the year.

“The positive gains realized in the 1st quarter continued throughout the 2nd quarter, as Low Cost/No Cost deposits grew by $3.3 million over the 1st quarter and these now represent 21% of total deposits. Total deposits for the 2nd quarter were $343.5 million, due much to our Totally Free Checking and Totally Free Business programs,” noted Paolucci.

The Company’s one bank subsidiary, First Reliance, has been recognized for its success, such as being the only bank ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina three times including 2005 (ElliottDavis). First Reliance Bank operates in five locations with Totally FREE Checking, Totally FREE Business, FREE coin machines, 5 Way Mortgage Service Promises and 8-8 Extended Hours in their Florence location.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $450 million in assets as of June 30, 2006. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank has two branch locations and a Technology Center in Florence, SC. In addition, the bank’s aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC. During the fourth quarter of 2005, the bank acquired its third Charleston branch site located at 2031 Sam Rittenberg Blvd. Charleston, SC. Additional branch expansions over the next 24 months include new sites located in North Charleston, the Midlands Region and the Upstate Region. The Company’s stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on our website at www.firstreliance.com.

This press release contains forward-looking statements, including information about branch openings, within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

Balance Sheet

	June 30 2006	June 30 2005	December 31 2005

	(Unaudited)	(Unaudited)	(Audited)
ASSETS.
Cash & Cash Equivalent
Cash & Due From Banks	10,072,241	2,953,765	7,264,897
Federal Funds Sold		12,671,000	22,442,000
Total Cash & Cash Equivalents	$10,072,241	$15,624,765	$29,706,897
Investment Securities
Securities AFS	36,101,846	27,551,306	37,121,479
Non-marketable Equity Securities	2,473,850	2,128,350	1,745,850
Investment in Trust	310,000	—	310,000
Total Investment Securities	$38,885,696	$29,679,656	$39,177,329
Loans Held For Sale	$12,336,366	$1,778,172	$7,994,603
Loans Receivable	349,035,226	303,977,537	311,544,385
Less Allowance for Loan Losses	(3,831,630)	(3,310,741)	(3,419,368)
Loans, Net	$345,203,596	$300,666,796	$308,125,017
Premises, Furniture, & Equipment, net	11,285,542	7,432,841	10,020,537
Accrued Interest Receivable	2,138,115	1,881,583	2,189,742
Other Real Estate Owned	1,166,985	180,533	345,550
Cash Surrender Value Life Insurance	9,910,831	3,682,057	3,752,165
Other Assets	2,133,385	1,850,244	1,726,044
Total Assets	$433,132,757	$362,776,647	$403,037,884
LIABILITIES
Deposits
NIB Transaction Accounts	46,021,304	33,735,936	39,222,574
IB Transaction Accounts	25,316,061	20,508,017	29,437,107
Savings	89,859,516	69,700,582	79,663,175
Time Deposits $100,000 & Over	104,737,742	108,052,285	113,268,921
Other Time Deposits	87,949,894	64,787,211	72,845,121
Total Deposits	$353,884,517	$296,784,031	$334,436,898
Securities Sold Under Agreements to Repurchase	5,278,809	3,752,863	3,859,904
Fed Funds Purchased	955,000
Advances from FHLB	29,800,000	32,000,000	23,500,000
Jr. Subordinated	10,310,000	—	10,310,000
Accrued Interest Payables	420,874	783,789	446,303
Other Liabilities	1,087,929	879,413	834,144
Total Liabilities	$401,737,129	$334,200,096	$373,387,249
SHAREHOLDER’S EQUITY:
Common Stock, $0.01 per value; 20,000,000 shares authorized, and 3,306,117 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively
Common Stock	34,064	32,767	33,061
Capital Surplus	24,984,291	23,866,450	24,127,329
Restricted Stock	(83,456)	—	—
Retained Earnings	7,008,467	4,479,303	5,611,847
Accumulated Other Comprehensive Income	(547,738)	207,927	(111,706)
Pershing Treasury Stock	—	(9,896)	(9,896)
Total Shareholder’s Equity	$31,395,628	$28,576,551	$29,650,635
TOTAL LIABILITIES & SHAREHOLDER’S EQUITY	$433,132,757	$362,776,647	$403,037,884

Income Statement

	Six Months Ended June 30,		Three Months Ended June 30,

	2006	2005	2006	2005

INTEREST INCOME
Loans & Fees	13,479,849	9,534,875	7,082,161	5,229,173
Investment Securities
Taxable	530,540	351,478	260,191	169,193
Tax-Exempt	314,908	253,621	162,507	127,650
Federal Funds Sold	275,795	76,400	97,924	71,071
Other Interest Income	59,153	36,900	33,135	23,217
Total Interest Income	$14,660,245	$10,253,274	$7,635,918	$5,620,304
INTEREST EXPENSE
Time Deposits over $100,000	2,127,855	1,553,581	1,067,676	864,881
Other Deposits	3,372,780	1,613,977	1,828,021	964,852
Other Interest Expense	773,699	566,378	362,979	311,741
Total Interest Expense	$6,274,334	$3,733,936	$3,258,676	$2,141,474
Net Interest Income	$8,385,911	$6,519,338	$4,377,242	$3,478,830
Provision for Loan Losses	$(690,786)	(566,152)	(440,501)	(393,600)
Net Interest Income after Provision	$7,695,125	$5,953,186	$3,936,741	$3,085,230
NON-INTEREST INCOME
Service Charges on Deposit Accounts	774,587	674,447	410,208	345,842
Gain/(Loss) on Sale of Mortgage Loans	939,181	310,194	580,731	204,697
Brokerage Fees	59,775	69,896	28,310	38,894
Credit Life Insurance
Commissions	10,608	15,277	4,179	7,616
Other Charges, Commissions & Fees	125,874	245,797	66,108	130,017
Gain/(Loss) on Sale of Securities AFS	—	—	—	—
Gain/(Loss) on Sale of Other Real Estate	17,657	(63,341)	17,657	(33,316)
Gain/(Loss) on Sale of Fixed Assets	(13)	287	1	—
Other	263,554	133,852	145,574	87,149
Total	$2,191,223	1,386,409	$1,252,768	$780,899
NON-INTEREST EXPENSE
Salaries & Benefits	4,499,706	3,578,170	2,259,071	1,872,090
Occupancy	561,588	382,071	272,602	223,676
Furniture & Equipment Related	359,273	360,464	196,695	186,246
Other Operating	2,486,816	1,872,309	1,293,730	996,044
Total	7,907,383	6,193,014	$4,022,098	$3,278,056
Income Before Tax	$1,978,965	$1,146,581	$1,167,411	$588,073
Income Tax Expense	582,346	331,579	344,495	158,670
Net Income	$1,396,619	$815,002	$822,916	$429,403
Basic Earnings per Share	$0.41	$0.25	$0.24	$0.13
Diluted Earnings per Share	$0.39	$0.24	$0.23	$0.13

SOURCE  First Reliance Bancshares, Inc.
          -0-                                                  07/19/2006
          /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial
Officer of First Reliance Bank, +1-843-674-3250, or
jpaolucci@firstreliance.com /
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          (FSRL)